                  AMENDMENT NO. 2 TO NOTE PURCHASE AGREEMENT

  THIS AMENDMENT NO. 2 TO NOTE PURCHASE AGREEMENT (this "Amendment") is entered into as of July 27, 1994, between Weingarten Realty Investors, a Texas real estate investment trust (the "Trust"), and The Variable Annuity Life Insurance Company ("VALIC"), American General Life and Accident Insurance Company ("AGLA") and American General Life Insurance Company ("AGL") (VALIC, AGLA and AGL are collectively referred to herein as the "Holders").

                                  WITNESSETH:

  WHEREAS, Weingarten Realty, Inc., a Texas corporation (the "Company"), VALIC, AGLA, American General Life Insurance Company of Delaware ("AGLICD"), Republic National Life Insurance Company ("RNLIC") and American-Amicable Life Insurance Company ("AALIC") entered into a Note Purchase Agreement dated as of August 6, 1987 (as amended by that certain Amendment to Note Purchase Agreement dated to be effective as of March 31, 1991, among the Trust and the Holders, the "Agreement"), which provides for, among other things, the issuance and sale of up to $35,000,000 in aggregate principal of Notes (as defined in the Agreement);

  WHEREAS, the Trust has assumed the obligations of the Company under the Agreement pursuant to an Assumption Agreement dated as of April 5, 1988, among the Company, the Trust and the holders of Notes whose signatures are affixed thereto;

  WHEREAS, AGL is the successor in interest to AALIC and RNLIC, and AGLA is the successor in interest to AGLICD;

  WHEREAS, the Holders together hold all of the Notes outstanding as of the date hereof;

  WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth;

  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

  (S)1. Terms used in this Amendment that are not otherwise defined herein shall have the meanings given to such terms in the Agreement.

  (S)2. Section 7 of the Agreement is hereby amended by inserting the following sentence immediately after the heading of such section:

  The Company may, at its option, prepay the Notes (i) prior to the August 6, 1998, pursuant to Section 7.2(a) and (ii) on or after August 6, 1998, pursuant to Section 7.1. The Company may be required to prepay the Notes from time to time pursuant to Sections 7.2(b)-(d).

  (S)3. Section 7.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

  (a) The Company may, at its option, subject to the restrictions contained in the immediately succeeding sentence and after having timely given the notice required by Section 7.3, prepay all or any portion of the aggregate unpaid principal amount of the outstanding Notes, pro rata, at any time prior to August 6, 1998, at a price equal to the sum of (i) the aggregate unpaid principal amount of such Notes to be prepaid together with accrued and unpaid interest on each principal amount so prepaid to the date specified in the notice for such prepayment plus (ii) the Optional Prepayment Premium for such prepayment. Each prepayment pursuant to this Section 7.2(a) of less than the entire aggregate unpaid principal amount of the outstanding Notes (i) shall be in an amount not less than $1,000,000 and shall be in an integral multiple of $1,000,000 and (ii) the aggregate unpaid principal amount of such Notes to be prepaid and the Optional Prepayment Premium that is payable as a result of such prepayment shall be allocated among the outstanding Notes in proportion, as nearly as practicable, to the respective unpaid principal amounts of those Notes, with adjustments, to the extent practicable, to compensate for any prior prepayments not made exactly in that proportion.

  (S)4. The penultimate sentence of Section 7.3 of the Agreement is hereby amended to read as follows:

  In the event that prepayment is to be made pursuant to Section 7.2(a), the Company shall further specify the Optional Prepayment Premium applicable to any Notes to be so prepaid together with all calculations relevant thereto.

  (S)5. Section 9.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

  The Company will not at any time create, incur or assume, or otherwise become or remain directly liable with respect to, any Short Term Debt in excess of the greater of (i) $200,000,000 or (ii) 33% of Total Debt; provided, however, that for purposes of the following test, Short Term Debt shall be reduced by (i) floating rate Investments of equivalent amount owned by the Company and its Consolidated Subsidiaries provided such Investments are permitted by Section 9.3, and (ii) the Market Value as of the date of determination, as determined in good faith by the Chief Financial Officer of the Company, of U.S. Governmental Securities that are owned by the Company and its Consolidated Subsidiaries provided such Investments are permitted by Section 9.3.

  (S)6. The definition "Consolidated Distributable Cash Flow Available for Restricted Payments" contained in Section 15.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

  "Consolidated Distributable Cash Flow Available for Restricted Payments: An amount equal to (i) the sum of (x) 100% of the aggregate Consolidated Distributable Cash Flow for the Calculation Period plus (y) 100% of the aggregate gains on the sale or disposition of properties of the Company and the Consolidated Subsidiaries for the Calculation Period plus (z) 100% of the aggregate extraordinary gains (as defined by GAAP) of the Company and the Consolidated Subsidiaries for the Calculation Period (other than gains covered by the immediately preceding clause (y)), minus (ii) the aggregate amount of all Restricted Payments made or declared after December 31, 1985."

  (S)7. Section 15.1 of the Agreement is hereby amended by adding thereto the following defined terms:

  "Market Value: The value of the interest of the Company in any U.S. Government Securities at any date that is the most probable price, as of that date, in cash or in terms equivalent to cash, for which that interest should sell after reasonable exposure in a competitive market under the conditions required for a fair sale, with the buyer and seller each acting prudently, knowledgeably and in their respective self interests, and assuming that neither is under undue duress."

  "Optional Prepayment Premium: The Optional Prepayment Premium, for any prepayment of all or any portion of the aggregate principal amount of the outstanding Notes, means the positive remainder (if any) obtained by subtracting:

  (a) the outstanding principal amount of the Notes to be prepaid on such date, from

  (b) the lowest of

  (i) the sum of the present values, determined at the date fixed for such prepayment, of (A) an amount equal to the outstanding principal amount of the Notes to be prepaid on such date multiplied by 102% (assuming that the product so obtained would have been due and payable on August 6, 1998), plus (B) all unaccrued unpaid interest on such principal amount from the date of determination of such Optional Prepayment Premium through and including August 6, 1998, computed at a discount rate equal to the sum of (x) the yield that would be imputed (by linear interpolation) from the yields of United States Treasury Notes maturing as closely as practicable to August 6, 1998, plus (y) 50 basis points,

  (ii) the sum of the present values, determined at the date fixed for such prepayment, of (A) an amount equal to the outstanding principal amount of the Notes to be prepaid on such date multiplied by 101% (assuming that the product so obtained would have been due and payable on August 6, 1999), plus (B) all unaccrued unpaid interest on such principal amount from the date of determination of such Optional Prepayment Premium through and including August 6, 1999, computed at a discount rate equal to the sum of (x) the yield that would be imputed (by linear interpolation) from the yields of United States Treasury Notes maturing as closely as practicable to August 6, 1999, plus (y) 50 basis points, and

  (iii) the sum of the present values, determined at the date fixed for such prepayment, of (A) the outstanding principal amount of the Notes to be prepaid on such date (assuming that such principal amount would have been due and payable on August 6, 2000), plus (B) all unaccrued unpaid interest on such principal amount from the date of determination of such Optional Prepayment Premium through and including August 6, 2000, computed at a discount rate equal to the sum of (x) the yield that would be imputed (by linear interpolation) from the yields of United States Treasury Notes maturing as closely as practicable to August 6, 2000, plus (y) 50 basis points;

provided that for purposes of this definition, such present values shall be computed to any date fixed for prepayment in accordance with generally accepted financial practice based upon monthly compounding and such yields shall be determined by reference to (a) the display designated as "Page 678" on the Telerate Access Service (or such other display as may replace Page 678 on the Telerate Access Service) for actively traded United States Treasury securities adjusted to constant maturities, (b) if the Telerate Access Service shall have ceased to exist or if yields are otherwise not available or ascertainable by reference to such service, the statistical release designated "H.15(519)" or any successor publication that is published weekly by the Federal Reserve System and that establishes yields on actively traded U.S. Government Securities adjusted to constant maturities, or (c) if the Telerate Access Service shall have ceased to exist and such statistical release shall have ceased to be published, such other reasonably comparable index that shall be designated by the holder or holders of a majority in aggregate principal amount of the then outstanding Notes."

  "U.S. Government Securities: Securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America pursuant to authority granted by the Congress of the

United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) above, are not callable or redeemable at the option of the issuer thereof; or (iii) depository receipts issued by a bank or trust company as custodian with respect to any such United States of America government obligations referred to in clause (i) or (ii) of this definition or a specific payment of interest on or principal of any such United States of America government obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the United States of America government obligation or the specific payment of interest on or principal of the United States of America government obligation evidenced by such depository receipt."

  (S)8. By its execution and delivery of this Amendment, the Trust represents and warrants that, as of the date hereof and after giving effect to the amendments contemplated by the foregoing Sections 2 through 7, no event has occurred and is continuing that constitutes an Event of Default or Potential Event of Default.

  (S)9. This Amendment shall become effective when, and only when, the Trust and each of the Holders shall have executed a counterpart of this Amendment.

  (S)10. Upon effectiveness of this Amendment, each reference in the Agreement, to "this Agreement", "hereunder", "herein" or words of like import shall be a reference to the Agreement, as amended by this Amendment.

  (S)11. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

  (S)12. Except as expressly set forth herein, the terms and provisions of the Agreement shall continue in full force and effect.

  (S)13. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Texas.

  IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

                            WEINGARTEN REALTY INVESTORS


                                /s/ Joseph W. Robertson, Jr.
                            By:____________________________
                            Name:  Joseph W. Robertson, Jr.
                            Title: Executive Vice President

                            THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

                            AMERICAN GENERAL LIFE AND ACCIDENT INSURANCE COMPANY (As an Original Note-holder and as the Successor in Interest to American General Life Insurance Company of Delaware), and

                            AMERICAN GENERAL LIFE INSURANCE COMPANY (As the Successor in Interest to each of Republic National Life Insurance Company and American-Amicable Life Insurance Company)

                                 /s/ Julia S. Tucker
                            By______________________________
                            Name: Julia S. Tucker
                            Title: Investment Officer